Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-185645) and related Prospectus of Sagent Pharmaceuticals, Inc. for the registration of 24,052,223 shares of its common stock and to the incorporation by reference therein of our report dated March 29, 2012, with respect to the consolidated financial statements and schedule of Sagent Pharmaceuticals Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

January 24, 2013